AMENDMENT TO BYLAWS

OF

SKINNY NUTRITIONAL CORP.

a Nevada corporation

The Bylaws of SKINNY NUTRITIONAL CORP., a Nevada corporation, as certified by the secretary of the Corporation on June 13, 2012 are hereby amended as follows:

A new Article XII is added to the Bylaws as follows:

“ARTICLE XII - INAPPLICABILITY OF NEVADA REVISED STATUTES 78.378 TO 78.3793, INCLUSIVE.

SECTION 12-1 The provisions of Nevada Revised Statutes 78.378 to 78.3793, inclusive (entitled “Acquisition of a Controlling Interest”), shall not apply to the Corporation or to any “acquisition” of a “controlling interest” (as each term is defined therein) in the Corporation by any existing or future stockholder or stockholders.”

CERTIFICATION

I hereby certify that I am the duly appointed and acting Secretary of Skinny Nutritional Corp. and that the foregoing amendment to the Bylaws of Skinny Nutritional Corp. was duly adopted and approved at a Meeting of the Board of Directors held on the date set forth above.

Dated this 13th day of June, 2012.

/s/ James Arsenault
Secretary